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EXHIBIT C

GILTNER AGREEMENT

        July 26, 2001

Mr. F. Phillips Giltner
Managing General Partner
c/o Giltner Investment Partnership, Ltd.
32674 Luiseno Circle Drive, Box 119
Pauma Valley, CA 92061

          Re:    Purchase of Common Stock of First National of Nebraska, Inc.

Dear Mr. Giltner:

        This letter agreement ("Agreement") is an agreement for the purchase and sale of 1,000 shares of common stock (the "Shares") of First National of Nebraska, Inc. ("FNNI"). Lauritzen Corporation ("Purchaser") hereby agrees to purchase, and Giltner Investment Partnership ("Seller") hereby agrees to sell the Shares, subject to the terms and conditions set forth herein. The total purchase price ("Purchase Price") for the Shares shall be the greater of Two million three hundred thousand and no/100 dollars ($2,300,000) or market price as defined, payable in readily available funds before December 31, 2001 or on an earlier business day as the Purchaser and Seller may mutually agree in writing ("Closing Date"). If the closing does not occur on or before December 31 2001, either party may terminate this Agreement.

        "Market Price" shall be defined as the average per Share market quote at the close of business on the last 15 trading business days preceding the Closing Date, as such quote is published in the Omaha World-Herald (morning edition) on the Closing Date, multiplied by 1,000. Seller may terminate this letter agreement at any time prior to the Closing Date by written notice to Purchaser. It being specifically understood however that subject to obtaining regulatory approval Purchaser may not terminate this agreement.

        At the time of this Agreement, the Seller has and will on the Closing Date continue to have good, valid and marketable title to and control of the Shares.

        The obligations of Purchaser are conditioned upon the receipt of all necessary or appropriate regulatory approvals.

        Each party represents and warrants that (i) it has the legal right and capacity to execute and deliver this Agreement, and (ii) this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting creditors' rights generally and principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Termination of this Agreement by a party shall be effective only if the terminating party gives written notice of termination to the other party. Upon termination of this Agreement by either party in accordance with the provisions of this Agreement, neither party shall have any further obligation hereunder.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        This Agreement shall be governed by the laws of the State of Nebraska without regard to principles of conflicts of law.

        If the terms of this Agreement are acceptable, please indicate Seller's acceptance by signing and dating the enclosed copy of this Agreement.

Very truly yours,
PURCHASER
LAURITZEN CORPORATION
By	/s/ DANIEL K. O'NEILL Daniel K. O'Neill Executive Vice President

Agreed and Accepted this 26th day of July, 2001.
SELLER
GILTNER INVESTMENT PARTNERSHIP, LTD.
By	/s/ F. PHILLIPS GILTNER F. Phillips Giltner Managing Partner

December 19, 2001

Mr. F. Phillips Giltner
Managing General Partner
c/o Giltner Investment Partnership, Ltd.
32674 Luiseno Circle Drive, Box 119
Pauma Valley, CA 92061

          Re:    Purchase of Common Stock of First National of Nebraska, Inc.

Gentlemen:

        On July 26, 2001, Lauritzen Corporation ("Purchaser") entered into a letter agreement to purchase 1000 shares of common stock of First National of Nebraska, Inc. from Giltner Investment Partnership ("Seller"). This agreement provided that payment for the shares would occur before December 31, 2001 (the "Closing Date") or either party could terminate the agreement. The Purchaser and Seller hereby agree to amend the agreement to provide that the Closing Date must close on or before March 31, 2002 or either party may terminate the agreement.

        If you concur with this amendment, please execute and return a copy of this letter to the undersigned.

Very truly yours,
Lauritzen Corporation
	By	/s/ DANIEL K. O'NEILL Daniel K. O'Neill Executive Vice President
Agreed and Accepted as of the above date Giltner Investment Partnership, Ltd.
By	/s/ F. PHILLIPS GILTNER F. Phillips Giltner Managing Partner

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  EXHIBIT C
GILTNER AGREEMENT